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                            SECOND SUPPLEMENTAL INDENTURE
                            -----------------------------

         This SECOND SUPPLEMENTAL INDENTURE dated as of December 12, 1996 is executed by and between Smith Barney Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States, as Trustee under the Indenture referred to below (the "Trustee").

         WHEREAS, the Company and the Trustee are parties to the Indenture dated as of May 15, 1993, as supplemented by the First Supplemental Indenture dated as of September 1, 1993 (as so supplemented the "Indenture");

          WHEREAS, Section 801(10) of the Indenture provides that, without the consent of any Holders, the Company when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture to make any provision with respect to matters arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

         WHEREAS, the Company has authorized the execution and delivery of this Supplemental Indenture; and

         WHEREAS, all other conditions precedent to the execution and delivery of this First Supplemental Indenture have been satisfied.

         NOW THEREFORE, the parties agree as follows:

    1. Section 301(2) of the Indenture is hereby amended by adding at the end thereof, immediately before the semicolon the following:

         "and, if applicable, the method for determining the amount of principal payable at maturity".

    2. The Indenture as amended by this Second Supplemental Indenture, in all respects, is ratified and confirmed and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Second Supplemental Indenture shall become effective upon execution and delivery hereof by the parties hereto. This Second Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute one and the same instrument. All capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.


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    3.   The Trustee accepts the modification of the Indenture effected by this
         Second Supplemental Indenture upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the accuracy of the recitals contained herein, which recitals shall be taken as the statements of the Company.

    4. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the undersigned have signed this Second Supplemental Indenture as of the date first above written.



[Seal]
Attest:
                                  SMITH BARNEY HOLDINGS INC.
/s/ Shelley J. Dropkin
----------------------
Name:  Shelley J. Dropkin
Title: Assistant Secretary
                                  By  /s/ Michael S. Yellin
                                      ---------------------------
                                       Name:  Michael S. Yellin
                                       Title: Vice President and
                                              Treasurer




[Seal]
Attest:
                                  CITIBANK, N.A., as Trustee
/s/ P. DeFelice
-----------------------
Name:  P. DeFelice
Title: Vice President
                                  By /s/ Carol Ng
                                     ----------------------------
                                       Name:  Carol Ng
                                       Title: Vice President